Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form F-3 (FILE NO. 333-292793) and Form S-8 (FILE NO. 333-281028) of our report dated March 27, 2026 relating to the financial statements of Aptorum Group Limited appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Marcum Asia CPAs LLP

Guangzhou, China

March 27, 2026